Exhibit 99.1

AMEDISYS ANNOUNCES COMPLETION OF FOLLOW-ON OFFERING

Underwriters Exercise Over-Allotment Option Increasing the Company’s
Gross Proceeds to $71.8 Million

BATON ROUGE, Louisiana (September 28, 2004) — Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home nursing companies, announced today that it closed an offering of 2.46 million shares of its common stock at $27.50 per share for gross proceeds of approximately $67.7 million. The Company had increased the size of the offering by 460,000 shares from the previously announced offering size of 2.0 million shares. In addition, the underwriters of the offering exercised their option to purchase an additional 300,000 shares of Amedisys, Inc. common stock at the offering price to cover over-allotments. The over-allotment included 150,000 shares offered by existing stockholders and resulted in additional gross proceeds to the Company of approximately $4.1 million.

Amedisys intends to use the proceeds from this offering for general corporate purposes, including potential acquisitions.

The managing underwriters of the offering were Raymond James & Associates, Inc., Jefferies & Company, Inc., and Legg Mason Wood Walker, Incorporated.

A copy of the final prospectus may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St Petersburg, Florida 33716, or Jefferies & Company, Inc. at 520 Madison Ave., 12th Floor, New York, New York 10012, or Legg Mason Wood Walker, Incorporated at 100 Light St., Baltimore, Maryland 21202.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Amedisys, Inc., one of the nation’s largest providers of home nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $142.5 million in revenue in 2003. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on this Company can be found on the World Wide Web
http://www.amedisys.com

Contact:	Amedisys, Inc.	EURO RSCG Life NRP
	Chief Financial Officer	Investors/Media
	Greg Browne	Brian Ritchie
	225.292.2031	212.845.4269
	gbrowne@amedisys.com	brian.ritchie@eurorscg.com